ICC24 RILA300 Jackson National Life Insurance Company® Thank you for choosing Jackson National Life Insurance Company, also referred to as "the Company" or "Jackson®." READ YOUR CONTRACT CAREFULLY. This annuity contract is issued by the Company and is a legal agreement between the Owner ("You") and Jackson. PLEASE NOTE THAT THIS CONTRACT REFERS TO AND UTILIZES EXTERNAL INDEXES. WHILE THE CONTRACT VALUES MAY BE AFFECTED BY THE EXTERNAL INDEXES, THE CONTRACT DOES NOT DIRECTLY PARTICIPATE IN ANY STOCK OR EQUITY INVESTMENTS. AN INDEX ADJUSTMENT TO THE INDEX ACCOUNT IS NOT GUARANTEED AND MAY VARY BASED UPON THE PERFORMANCE OF THE INDEXES. THE INTERIM VALUE PROVIDED UNDER THIS CONTRACT MAY REFLECT A NEGATIVE RETURN EVEN IF THE INDEX INCREASES, MAY REFLECT A POSITIVE RETURN EVEN IF THE INDEX DECREASES AND MAY BE LOWER THAN THE AMOUNT AVAILABLE ON THE INDEX ACCOUNT OPTION TERM ANNIVERSARY. GAINS AVAILABLE UNDER THIS CONTRACT MAY BE LIMITED AND ARE NOT GUARANTEED. THERE IS A RISK OF LOSS AND LOSS MAY BE GREATER IF WITHDRAWAL, DEATH, INCOME DATE, TRANSFER OR TOTAL WITHDRAWAL OCCURS BEFORE THE INDEX ACCOUNT OPTION TERM ANNIVERSARY. THE WITHDRAWAL VALUE AVAILABLE UNDER THIS CONTRACT IS EQUAL TO THE CONTRACT VALUE LESS ANY APPLICABLE WITHDRAWAL CHARGE. NOTICE OF RIGHT TO EXAMINE CONTRACT YOU MAY RETURN THIS CONTRACT TO THE FINANCIAL PROFESSIONAL WHO SOLD YOU THE CONTRACT OR THE COMPANY WITHIN 10 DAYS AFTER YOU RECEIVE IT (30 DAYS AFTER YOU RECEIVE IT IF IT WAS PURCHASED AS A REPLACEMENT CONTRACT). [IF THIS CONTRACT WAS PURCHASED AS A REPLACEMENT FOR A JACKSON CONTRACT, YOU MAY RETURN IT NO LATER THAN 45 DAYS AFTER YOU RECEIVE IT.] THE COMPANY WILL REFUND THE PREMIUM PAID LESS THE AMOUNT OF ANY PARTIAL WITHDRAWALS. RETURNED CONTRACTS ARE VOID. The Telephone Number for the [Issue State] Department of Insurance is [Insurance Department telephone number]. INDIVIDUAL SINGLE PREMIUM DEFERRED REGISTERED INDEX-LINKED VARIABLE ANNUITY. DEATH BENEFIT AVAILABLE. INCOME OPTION AVAILABLE. NON-PARTICIPATING. CONTAINS PROVISIONS WAIVING WITHDRAWAL CHARGES. Home Office: Customer Care Center: [1 Corporate Way [P.O. Box 24068 Lansing, Michigan 48951] Lansing, MI 48909-4068 1-800-644-4565 www.jackson.com] This Contract is signed by the Company President Secretary

ICC24 RILA300 2 TABLE OF CONTENTS Provision Page Number Contract Data Pages [3a Definitions 4 General Provisions 8 Contract Option Provisions 13 Withdrawal Provisions 17 Death Benefit Provisions 23 Income Provisions 27 Termination Provisions 30] If You have questions about this Contract or require information about coverage or complaint resolutions, You may contact the Company's Customer Care Center identified on the Contract's cover page.

ICC24 RILA300-CB1 3a CONTRACT DATA PAGES Contract Number: [1234567890] Owner: [John Doe] Owner Issue Age: [45] Joint Owner: [No Joint Owner] Joint Owner Issue Age: [N/A] Annuitant: [John Doe] Annuitant Issue Age: [45] Joint Annuitant: [No Joint Annuitant] Joint Annuitant Issue Age: [N/A] Issue Date: [April 1, 2025] Issue State: [MI] Premium Amount: [$25,000] Income Date: [April 1, 2075] Primary Beneficiary(ies): [Brian Doe] Contingent Beneficiary(ies): [Jane Doe]

ICC24 RILA300-CB1 3b CONTRACT DATA PAGES (CONT'D) FIXED ACCOUNT INFORMATION: Fixed Account Minimum Interest Rate (FAMIR): [3.00%] Fixed Account Minimum Value Percentage: [87.50%] INTEREST RATE FOR ADJUSTMENTS DUE TO MISSTATEMENT OF AGE OR SEX: [1.00%] WITHDRAWALS: Withdrawal Charge Schedule: Contract Year Withdrawal Charge Percentage [1 8.00% 2 8.00% 3 7.00% 4 6.00% 5 5.00% 6 4.00% 7+ 0.00%] Please see Withdrawal Provisions for complete explanation of the determination of Withdrawal Charges. Minimum partial withdrawal amount unless as a scheduled part of an automatic withdrawal program: [$500] Minimum partial withdrawal amount as a scheduled part of an automatic withdrawal program: [$50] Minimum Contract Value remaining after a partial withdrawal: [$2,000] Free Withdrawal Percentage: [10%]

ICC24 RILA300-CB1 3c CONTRACT DATA PAGES (CONT'D) Waiver of Withdrawal Charge Due to Terminal Illness Eligibility Date: [April 1, 2026] Waiver of Withdrawal Charge Due to Terminal Illness Maximum Amount: [100%] of the Contract Value, not to exceed [$250,000] Waiver of Withdrawal Charge for Extended Care Eligibility Date: [April 1, 2026] Waiver of Withdrawal Charge for Extended Care Maximum Amount: [100%] of the Contract Value, not to exceed [$250,000] PREMIUM: This is a single Premium Contract. The Company may waive minimum and maximum Premium at any time, on a non-discriminatory basis. Minimum Premium: [$25,000] Maximum Premium under a Contract: [$1,000,000] SEPARATE ACCOUNT: [Jackson National RILA Separate Account I]

CONTRACT DATA PAGES (CONT'D)

TABLE OF INCOME OPTIONS

The following table shows income values for each $1,000 of net proceeds applied to the Income Option.

UNDER OPTION 4		MONTHLY INSTALLMENTS UNDER OPTIONS 1 OR 3															
No. of Monthly Install-ments	Monthly Install-ments	Age of Annui-tant	No. of Mos. Certain			Age of Annui-tant	No. of Mos. Certain			Age of Annui-tant	No. of Mos. Certain			Age of Annui-tant	No. of Mos. Certain		
		Male	Life	120	240	Male	Life	120	240	Female	Life	120	240	Female	Life	120	240
60	17.09	40	2.33	2.32	2.31	68	4.72	4.57	4.02	40	2.22	2.22	2.21	68	4.36	4.26	3.86
72	14.31	41	2.37	2.36	2.35	69	4.90	4.72	4.09	41	2.26	2.26	2.25	69	4.52	4.40	3.94
84	12.33	42	2.41	2.41	2.39	70	5.09	4.89	4.16	42	2.30	2.30	2.29	70	4.69	4.55	4.02
96	10.84	43	2.45	2.45	2.43	71	5.31	5.06	4.23	43	2.34	2.34	2.32	71	4.87	4.70	4.09
108	9.68	44	2.50	2.50	2.47	72	5.54	5.24	4.29	44	2.38	2.38	2.36	72	5.06	4.87	4.16
120	8.76	45	2.55	2.54	2.52	73	5.79	5.43	4.34	45	2.42	2.42	2.40	73	5.28	5.04	4.22
132	8.00	46	2.60	2.59	2.56	74	6.06	5.63	4.39	46	2.47	2.47	2.45	74	5.51	5.23	4.28
144	7.37	47	2.65	2.64	2.61	75	6.35	5.83	4.43	47	2.52	2.51	2.49	75	5.76	5.42	4.34
156	6.84	48	2.71	2.70	2.66	76	6.67	6.04	4.47	48	2.57	2.56	2.54	76	6.03	5.62	4.38
168	6.38	49	2.77	2.76	2.71	77	7.02	6.26	4.50	49	2.62	2.61	2.59	77	6.33	5.83	4.43
180	5.98	50	2.83	2.82	2.76	78	7.40	6.48	4.52	50	2.67	2.67	2.64	78	6.65	6.04	4.46
192	5.64	51	2.89	2.88	2.82	79	7.81	6.70	4.54	51	2.73	2.72	2.69	79	7.01	6.26	4.49
204	5.33	52	2.96	2.94	2.88	80	8.27	6.92	4.56	52	2.79	2.78	2.74	80	7.40	6.48	4.52
216	5.06	53	3.03	3.01	2.94	81	8.76	7.13	4.57	53	2.85	2.84	2.80	81	7.83	6.70	4.54
228	4.82	54	3.10	3.08	3.00	82	9.30	7.34	4.58	54	2.92	2.91	2.85	82	8.29	6.92	4.56
240	4.60	55	3.18	3.16	3.06	83	9.89	7.53	4.58	55	2.99	2.98	2.91	83	8.80	7.13	4.57
252	4.40	56	3.26	3.23	3.13	84	10.54	7.72	4.59	56	3.07	3.05	2.98	84	9.35	7.33	4.58
264	4.22	57	3.35	3.32	3.19	85	11.26	7.88	4.59	57	3.14	3.12	3.04	85	9.95	7.52	4.58
276	4.06	58	3.44	3.40	3.26	86	12.05	8.03	4.59	58	3.23	3.20	3.11	86	10.59	7.70	4.59
288	3.90	59	3.54	3.49	3.34	87	12.91	8.17	4.59	59	3.31	3.29	3.18	87	11.28	7.87	4.59
300	3.77	60	3.64	3.59	3.41	88	13.86	8.28	4.60	60	3.40	3.37	3.25	88	12.03	8.02	4.59
312	3.64	61	3.74	3.69	3.48	89	14.88	8.38	4.60	61	3.50	3.46	3.32	89	12.84	8.15	4.59
324	3.52	62	3.86	3.79	3.56	90	15.99	8.46	4.60	62	3.60	3.56	3.40	90	13.71	8.27	4.60
336	3.41	63	3.98	3.91	3.64	91	17.17	8.53	4.60	63	3.71	3.66	3.47	91	14.66	8.37	4.60
348	3.31	64	4.11	4.02	3.71	92	18.43	8.58	4.60	64	3.82	3.77	3.55	92	15.70	8.45	4.60
360	3.21	65	4.24	4.15	3.79	93	19.78	8.63	4.60	65	3.95	3.88	3.63	93	16.86	8.53	4.60
		66	4.39	4.28	3.87	94	21.20	8.66	4.60	66	4.07	4.00	3.71	94	18.13	8.58	4.60
		67	4.55	4.42	3.95	95	22.67	8.68	4.60	67	4.21	4.12	3.79	95	19.53	8.63	4.60

Note: Due to the volume of relevant information, the Table does not provide income values for Option 2 described in the Income Provisions. Those values are available from the Company's Customer Care Center upon request. You may contact the Company's Customer Care Center as shown on the cover page of the Contract.

BASIS OF COMPUTATION. The [2012 Individual Annuity Mortality Period Table, with an interest rate of 1.00% and a 0% expense load], provides the actuarial basis for the Table of Income Options. The Table of Income Options does not include any applicable tax.

ICC24 RILA300-CB1 3d

ICC24 RILA300 4 DEFINITIONS ANNUITANT. The natural person(s) so designated on the Contract Data Pages, or by subsequent designation, whose life determines the amount of Income Payments provided by the Contract. References to the Annuitant include all Joint Annuitants, if applicable. BENEFICIARY(IES). The natural person(s) or legal entity(ies) You designate as Primary or Contingent Beneficiary(ies) to receive any death benefit provided by the Contract. The initial Beneficiary(ies) are shown on the Contract Data Pages. BUSINESS DAY. Any day that the New York Stock Exchange (NYSE) is open for business. The Business Day ends when the NYSE closes for the day. CONTRACT. The Individual Single Premium Deferred Registered Index-Linked Variable Annuity described herein. CONTRACT ANNIVERSARY. The Business Day on or immediately following each one-year anniversary of the Issue Date. CONTRACT OPTION(S). The Contract Options for this Contract are the Fixed Account and the Index Account. CONTRACT VALUE. The Contract Value is equal to the sum of the Fixed Account Value and the Index Account Value. See the Contract Option Provisions for details of how the Fixed Account Value and Index Account Value are determined. CONTRACT YEAR. The twelve-month period beginning on the Issue Date and on any Contract Anniversary thereafter while the Contract remains in force. CREDITING METHOD. The general term used to describe a method of crediting the applicable Index Adjustment at the end of an Index Account Option Term. See the Crediting Method Endorsements and Supplemental Contract Data Pages for details. CUSTOMER CARE CENTER. The Company's administrative address and telephone number as identified on the Contract's cover page or as the Company may designate from time to time. DERIVATIVE ASSET PROXY. A component of the Interim Value calculation. The Derivative Asset Proxy is the Market Value, on the date the Interim Value is calculated, of a hypothetical portfolio of options designed to replicate the Index Adjustment. See the Crediting Method Endorsements for details on the calculation of the Derivative Asset Proxy for the crediting method(s) You have elected. DUE PROOF. Evidence of death including, but not limited to, a certified death certificate issued by the governmental authority for the location of the death, or other lawful evidence the Company requires. FIXED ACCOUNT. A Contract Option in which amounts earn a declared rate of interest for a certain period.

ICC24 RILA300 5 DEFINITIONS (CONT'D) FIXED ACCOUNT MINIMUM INTEREST RATE (FAMIR). The minimum annual percentage at which Your money allocated to the Fixed Account will grow. The Company uses this rate to determine the Fixed Account Minimum Value (FAMV). The FAMIR is shown on the Contract Data Pages and is guaranteed for the life of the Contract. FIXED ACCOUNT MINIMUM VALUE (FAMV). The FAMV is equal to all amounts allocated to the Fixed Account (with the exception of any applicable spousal continuation adjustment), net of applicable taxes, multiplied by the Fixed Account Minimum Value Percentage, and; 1. reduced by partial withdrawals and transfers from the Fixed Account, after being reduced for any applicable Withdrawal Charges; then 2. accumulated at the FAMIR. FIXED ACCOUNT MINIMUM VALUE PERCENTAGE. The Fixed Account Minimum Value Percentage is multiplied by Premiums and transfers allocated to the Fixed Account in the determination of the FAMV. The Fixed Account Minimum Value Percentage is shown on the Contract Data Pages. FIXED ACCOUNT OPTION. An option within the Fixed Account for allocation of Premium or Contract Value. Each Fixed Account Option is defined by a term for which amounts earn a declared rate of interest. The Fixed Account Options available are the 1-Year Fixed Account Option and the Short Duration Fixed Account Option. FIXED ACCOUNT VALUE. The Fixed Account Value is equal to: 1. the value of Premium and any amounts transferred into the Fixed Account; plus 2. interest credited daily at a rate not less than the FAMIR, as shown on the Contract Data Pages, per annum; less 3. any gross partial withdrawals, including any Withdrawal Charges on such withdrawals; less 4. any amounts transferred out of the Fixed Account; less 5. any applicable charges for add-on benefits. The Fixed Account Value will never be less than the FAMV. FIXED INCOME ASSET PROXY. A component of the Interim Value calculation. See the Crediting Method Endorsements for details on the calculation of the Fixed Income Asset Proxy for the crediting method(s) You have elected. GOOD ORDER. The Company's receipt of all Premium, information, documentation, and/or instructions the Company requires before it will issue the Contract, credit any interest, or execute any transaction. INCOME DATE. The date on which Income Payments are scheduled to begin as described in the Income Provisions. The Income Date is shown on the Contract Data Pages. INCOME OPTION. Payment options as provided under the Income Provisions. INDEX(ES). A benchmark used to determine the Index Adjustment, if any, for a particular Index Account Option. See the Supplemental Contract Data Pages for the available Indexes as of the Issue Date.

ICC24 RILA300 6 DEFINITIONS (CONT'D) INDEX ACCOUNT. A Contract Option in which amounts are subject to an Index Adjustment after a specified period of time. See the Crediting Method Endorsements and Supplemental Contract Data Pages for detailed descriptions of the Index Account Options within the Index Account. Index Account Option availability is subject to change at the discretion of the Company on a non-discriminatory basis. INDEX ACCOUNT OPTION. An option within the Index Account for allocation of Premium or Contract Value. Each Index Account Option is defined by its term, Index, and Crediting Method. INDEX ACCOUNT OPTION TERM ANNIVERSARY. The Business Day concurrent with or immediately following the end of an Index Account Option term. INDEX ACCOUNT VALUE. The Contract Value allocated to the Index Account. The Index Account Value is the sum of the Index Account Option values. INDEX ADJUSTMENT. The adjustment amount to an Index Account Option on the Index Account Option Term Anniversary. This adjustment can be positive or negative, depending on Index performance and Crediting Method. INDEX ADJUSTMENT FACTOR(S). Parameters used to determine the Index Adjustment. These parameters are specific to the applicable Crediting Method(s). See the Crediting Method Endorsements and Supplemental Contract Data Pages for additional details. INDEX OPTION CREDITING BASE (IOCB). A component used in the calculation of the Index Account Option value. See the Contract Option Provisions for detailed information on the IOCB. INTERIM VALUE. The Index Account Option value during the Index Account Option term, calculated on each day of the Index Account Option Term other than the first and last days. The Interim Value is the amount of Index Account Option value available for withdrawal, including Intra-Term Performance Lock prior to the end of the Index Account Option term. The Interim Value is equal to the sum of the Fixed Income Asset Proxy and the Derivative Asset Proxy calculated as described in your Crediting Method endorsements. For detailed information on the Interim Value, see the Crediting Method Endorsements and the Supplemental Contract Data Pages. INTRA-TERM PERFORMANCE LOCK. An elective transaction that allows early transfer of the Interim Value out of an Index Account Option to the Short Duration Fixed Account Option prior to the Index Account Option Term Anniversary. Intra-Term Performance Lock may not be available with all Crediting Methods. See the Crediting Method Endorsements for additional details. INTRA-TERM PERFORMANCE LOCK DATE. The Business Day the Interim Value is reallocated to the Short Duration Fixed Account Option in connection with an Intra-Term Performance Lock. ISSUE DATE. The date the Company issued the Contract. The Issue Date is shown on the Contract Data Pages. JOINT ANNUITANT. Each of multiple Annuitants.

ICC24 RILA300 7 DEFINITIONS (CONT'D) JOINT OWNER. Each of multiple Owners. LATEST INCOME DATE (LID). The Contract Anniversary on which You will be 95 years old, or such date allowed by the Company on a non-discriminatory basis or required by a Qualified Plan, law, or regulation. MARKET VALUE. The value of assets that are observable in the market at a price where buyers are willing to pay, and sellers are willing to accept, as defined by the Company. NON-QUALIFIED CONTRACT. A contract that is issued apart from any Qualified Plan and therefore is not subject to the requirements of Sections 401, 403, 408, or 408A of the Internal Revenue Code, as amended. OWNER ("YOU," "YOUR"). The natural person(s) or legal entity(ies) that has all rights under the Contract, and is shown on the Contract Data Pages, or by subsequent designation. In this Contract, "You" and "Your" also mean the Owner. References to the Owner include all Joint Owners, if applicable. PREMIUM. Money paid into this Contract for allocation into the Contract Options. QUALIFIED PLAN. A retirement plan which qualifies for favorable tax treatment under Sections 401, 403, 408, or 408A of the Internal Revenue Code, as amended. REMAINING PREMIUM. Total Premium paid into the Contract reduced by withdrawals of Premium before the withdrawal is adjusted for any charges, including Withdrawal Charges. This value is used solely for the purpose of calculating the Withdrawal Charge. REQUIRED MINIMUM DISTRIBUTION (RMD). For Qualified Plan contracts, the RMD is the amount defined by the Internal Revenue Code and the implementing regulations as the minimum distribution requirement that applies to this Contract. SHORT DURATION FIXED ACCOUNT OPTION. A limited-purpose Fixed Account Option that is used for Intra-Term Performance Locks and the spousal continuation adjustment. The Short Duration Fixed Account Option cannot be independently elected. WITHDRAWAL CHARGE. A charge assessed against certain withdrawals from the Fixed Account Option(s) and/or the Index Account Option(s). The Withdrawal Charge Schedule is shown on the Contract Data Pages. WITHDRAWAL VALUE. The amount available upon a total withdrawal. The Withdrawal Value is equal to the Contract Value, less any applicable Withdrawal Charge and any applicable charges for add-on benefits.

ICC24 RILA300 8 GENERAL PROVISIONS ANNUITANT. You may change the Annuitant at any time before the Income Date, unless the Contract is owned by a legal entity. Unless You specify otherwise, a change of Annuitant will take effect on the date the request is signed by You, subject to any payments the Company has made or other actions the Company has taken before the Company receives and records Your request. The Company reserves the right to limit the number of Joint Annuitants to two (2). When the Owner is a legal entity, the Annuitant may not be changed. If the Contract is owned by a legal entity, the Company will use the oldest Annuitant's age for all Contract purposes unless otherwise specified in the Contract. When the Owner is a legal entity, the Annuitant(s) shall be entitled to the benefits of the Waiver of Withdrawal Charge Due to Terminal Illness and the Waiver of Withdrawal Charge for Extended Care provisions. ASSIGNMENT. The Company may refuse assignments if the assignment or ownership change would result in noncompliance with applicable laws or regulations. You may assign ownership of this Contract subject to the interests of assignees and irrevocable Beneficiaries. The Company will only be bound by an assignment if a request is submitted in a form acceptable to the Company, received in Good Order at the Company's Customer Care Center, acknowledged by the Company, and recorded. Unless You specify otherwise, an assignment will take effect on the date the request is signed by You, subject to any payments the Company has made or other actions the Company has taken before the Company receives and records Your request. The Company assumes no responsibility for the validity or tax consequences of any assignment. If You make an assignment, You may have to pay taxes. The Company encourages You to seek legal and/or tax advice. BENEFICIARY. You may change the Beneficiaries, subject to the interest of assignees and irrevocable Beneficiaries. The Company will only be bound by a change in Beneficiary if a request is submitted in a form acceptable to the Company, received in Good Order at the Company's Customer Care Center and recorded. Any previously designated irrevocable Beneficiary must consent in writing to any change in Beneficiary. Unless You specify otherwise, a change of Beneficiary will take effect on the date the request is signed by You, subject to any payments the Company has made or other actions the Company has taken before the Company receives and records Your request. CONFORMITY WITH INTERSTATE INSURANCE PRODUCT REGULATION COMMISSION (IIPRC) STANDARDS. This Contract is approved under the authority of the IIPRC and is issued under the IIPRC standards. Any provision of this Contract that, on the provision's effective date, is in conflict with the applicable IIPRC standards for this product type in effect as of the provision's effective date of IIPRC Contract approval is hereby amended to conform to the IIPRC standards in effect as of the provision's effective date of IIPRC Contract approval. DEFERRAL OF PAYMENTS. If approved in writing by the chief insurance regulator of the Company's state of domicile, the Company may defer payment of Your request for a partial and/or total withdrawal from the Contract for a period not exceeding six (6) months. The Company will credit interest on deferred amounts as required by law. The Company will not defer payment of death benefits.

ICC24 RILA300 9 GENERAL PROVISIONS (CONT'D) ENTIRE CONTRACT. The Contract, application, if any, and any attached endorsements, add- on benefits, and amendments together make up the entire Contract between You and the Company. All statements made by the applicant to procure the Contract will, in the absence of fraud, be deemed representations and not warranties. GENERAL ACCOUNT. The General Account is made up of all of Jackson's assets. The Company exercises sole discretion over the investment of the General Account assets, and bears the associated investment risk. You will not share in the investment experience of General Account assets. All of the assets of the General Account are chargeable with the claims of any of our contract owners as well as our creditors and are subject to the liabilities arising from any of our other business. INCONTESTABILITY. The Company may only contest this Contract when an applicant has procured the Contract by fraud, and only if permitted by law in the state in which the Company delivered the Contract or issued the Contract for delivery. MINIMUM VALUES. No Withdrawal Values or death benefits provided by this Contract shall be less than the minimum benefits required by Section 7 of the Variable Annuity Model Regulation, Model 250, Standard Nonforfeiture Law for Individual Deferred Annuities, Model 805, or applicable successor provision, as amended, and using the nonforfeiture interest rate prescribed in the law of the state in which the Contract is delivered or issued for delivery. MISSTATEMENT OF AGE AND/OR SEX. If Your or the Annuitant's age and/or sex is misstated at the time the Contract's Income Payments become payable, the Company will adjust the payments to reflect income consistent with the correct age and/or sex. Immediately upon discovery, the Company will adjust the next payment due as a credit or charge, as appropriate, for any underpayments or overpayments using the Interest Rate for Adjustments Due to Misstatement of Age or Sex shown on the Contract Data Pages. MODIFICATION OF CONTRACT. No financial professional has authority to change or waive any of this Contract's provisions. No change to or waiver of this Contract's terms is valid unless in writing and signed by the Company's President, Vice President, Secretary or Assistant Secretary; provided, however, that the Company may amend any Contract term, and administer the Contract, to conform to the Internal Revenue Code. NONPARTICIPATING. This Contract is nonparticipating and does not share in the Company's surplus or earnings.

ICC24 RILA300 10 GENERAL PROVISIONS (CONT'D) OWNER. You may change the Owner or any Joint Owner. The Company may refuse ownership changes if the ownership change would result in noncompliance with applicable laws or regulations. The Company will use the oldest Owner's age for all Contract purposes unless otherwise specified in the Contract. The Company will only be bound by a change of ownership if submitted in a form acceptable to the Company, received in Good Order at the Company's Customer Care Center, acknowledged by the Company, and recorded. No person whose age exceeds the maximum issue age in effect for this Contract as of the Issue Date may become a new Owner. Unless You specify otherwise, a change of ownership will take effect on the date the request is signed by You, subject to any payments the Company has made or other actions the Company has taken before the Company receives and records Your request. Joint Owners have equal ownership rights; therefore, each Owner must authorize any exercise of Contract rights unless the Joint Owners instruct the Company in writing to act upon authorization of an individual Joint Owner. The Company reserves the right to limit the number of Joint Owners to two (2). If the Owner is a natural person, then the Owner is the life the death benefit is based on. For Contracts issued to Joint Owners, the death benefit is based on the first Joint Owner to die. If the Owner is a legal entity, a Joint Owner is not permitted, and the Annuitant is the life the death benefit is based on. If the Owner is a legal entity and there are Joint Annuitants, the death benefit is based on the first Joint Annuitant to die. The Company assumes no responsibility for the validity or tax consequences of any ownership change. If You make an ownership change, You may have to pay taxes. The Company encourages You to seek legal and/or tax advice. PROOF OF AGE, SEX AND/OR SURVIVAL. The Company may require proof of age and/or sex, satisfactory to the Company, at any time. If any payment required by this Contract depends on a living Annuitant, Owner, or Beneficiary, the Company may require proof of that person's survival, satisfactory to the Company. PROTECTION OF PROCEEDS. A Beneficiary may not assign Contract proceeds before the proceeds are payable to such Beneficiary. Contract proceeds are not subject to the claims of creditors or to legal process unless required by applicable law.

ICC24 RILA300 11 GENERAL PROVISIONS (CONT'D) REPORTS. The Company will send a report to Your last address in the Company's records at least annually before the Income Date. In the case of Joint Owners, the Company will send reports only to the address of the first Owner listed on the Contract Data Pages. If You have elected electronic delivery, a report may be provided in the form of an email to Your last email address in the Company's records, or a notice to You of a document's availability on the Company's website. Each report will provide at least the following information: 1. the dates that begin and end the reporting period; 2. the Contract Value at the beginning and at the end of the current reporting period; 3. the Withdrawal Value at the end of the reporting period; 4. the Withdrawal Charge the Company used to determine the Withdrawal Value; 5. the amounts the Company has credited to and deducted from the Contract Value during the reporting period; 6. the death benefit at the end of the reporting period; and 7. any other information state and federal law require. You may receive copies of reports the Company provides upon request at no additional charge by contacting the Company's Customer Care Center as shown on the cover page of the Contract. You will receive a confirmation statement for certain transactions at the time they occur. SEPARATE ACCOUNT. The Company holds certain investments supporting the assets allocated to the Index Account in a non-insulated, non-unitized Separate Account. The Separate Account is established pursuant to the laws of the Company's state of domicile solely for the purpose of supporting obligations under the Contract. You do not directly participate in the performance of assets held in the Separate Account and do not have any direct claim on them. Assets of the Separate Account are chargeable with the claims of any of the Company's contract owners as well as the Company's creditors and are subject to the liabilities arising out of any other business the Company conducts. The Separate Account is not registered under the Investment Company Act of 1940. The name of the Separate Account is shown on the Contract Data Pages. TAXES. This Contract is intended to be treated as an annuity contract for federal income tax purposes. Accordingly, for all Non-Qualified Contracts all provisions of this Contract shall be interpreted and administered in accordance with the requirements of Section 72(s) of the Internal Revenue Code. The Company will deduct any taxes attributed to the Contract and payable to a government entity from the Contract Value. The Company reserves the right to deduct any amounts the Company might advance to pay taxes from the Contract Value. The Company will withhold taxes required by law from any amounts payable from this Contract.

ICC24 RILA300 12 GENERAL PROVISIONS (CONT'D) WRITTEN NOTICE. Written information or instructions You intend to give the Company must be in Good Order and delivered to the Company's Customer Care Center in a format currently accepted by the Company, unless the Company advises You otherwise. Instructions included in the Written Notice will take effect on the date the Company receives the notice in Good Order at the Company's Customer Care Center, unless otherwise provided in the notice or in this Contract, or unless the Company advises You otherwise. The Company will deliver any notice or communication to Your last known address in the Company's records unless You request otherwise in writing. If You have elected electronic delivery, communication may be provided in the form of an email to Your last email address in the Company's records, or a notice to You of a document's availability on the Company's website. You are responsible for notifying the Company of any address change, email address change, or any error in a Company notice sent to You. In the case of Joint Owners, the Company will send notices and other communications to the address of the first Owner listed on the Contract Data Pages.

ICC24 RILA300 13 CONTRACT OPTION PROVISIONS The Contract contains two (2) types of Contract Options: Fixed Account and Index Account. Upon Good Order, all Premium will be allocated to the Contract Options as elected on the application. The Company reserves the right to restrict or prohibit allocation of Premium to the 1- Year Fixed Account Option at its discretion, on a non-discriminatory basis, at any time. No Premium will be accepted after the Issue Date. FIXED ACCOUNT OPTIONS. 1-Year Fixed Account Option. The 1-Year Fixed Account Option is an annually renewable fixed account. The Company will credit interest to amounts allocated to the 1-Year Fixed Account Option at the rate the Company declared for the 1-Year Fixed Account Option, at the sole discretion of the Company, for contracts with the same Issue Date. On each Contract Anniversary the interest rate for the 1-Year Fixed Account Option is subject to change. In no event will the interest rate credited by the Company to the 1-Year Fixed Account Option be less than the FAMIR, as shown on the Contract Data Pages, per annum. Short Duration Fixed Account Option. The Short Duration Fixed Account Option is a limited purpose Fixed Account Option used only for Intra-Term Performance Lock amounts and spousal continuation adjustment amounts. Amounts in the Short Duration Fixed Account Option will be credited interest at the rate currently declared for the Short Duration Fixed Account Option. The interest rate is guaranteed until the next Contract Anniversary. In no event will the interest rate credited by the Company to the Short Duration Fixed Account Option be less than the FAMIR, as shown on the Contract Data Pages, per annum. On each Contract Anniversary, any Fixed Account Value in the Short Duration Fixed Account Option will be automatically transferred out of the Short Duration Fixed Account Option. If no other instructions are provided by the Owner, Short Duration Fixed Account Option value from an Intra-Term Performance Lock, including interest, will be allocated to a new Index Account Option with the same Index Account Option term, Index, Crediting Method, and negative Index Adjustment protection as the Index Account Option the Intra-Term Performance Lock was executed on, if it is available and does not extend beyond the LID. If no other instructions are provided by the Owner, Short Duration Fixed Account Option value from a spousal continuation adjustment will be reallocated to the 1-Year Fixed Account Option. Fixed Account Value. The Fixed Account Value is equal to (1) the value of Premium and any amounts transferred into the Fixed Account Option(s); (2) plus interest credited daily at a rate not less than the FAMIR, as shown on the Contract Data Pages, per annum; (3) less any gross partial withdrawals, including any Withdrawal Charges on such withdrawals; (4) less any amounts transferred out of the Fixed Account Option(s), (5) less any applicable charges for add-on benefits. The Fixed Account Value will never be less than the FAMV.

ICC24 RILA300 14 CONTRACT OPTION PROVISIONS (CONT'D) INDEX ACCOUNT OPTIONS. An option within the Index Account for allocation of Contract Value, defined by term, Index, and Crediting Method. The terms, Indexes, and Crediting Methods available as of the Issue Date are shown on the Supplemental Contract Data Pages. Availability of terms, Indexes, and Crediting Methods are subject to change at the sole discretion of the Company on a non-discriminatory basis. Index Account Value. The Index Account Value is equal to the sum of the Index Account Option values. On the first day of the Index Account Option term, the Index Account Option value is equal to the Index Option Crediting Base ("IOCB"). During the Index Account Option term, the Index Account Option value is equal to the Interim Value. The Interim Value is equal to the sum of the Fixed Income Asset Proxy and the Derivative Asset Proxy. On the Index Account Option Term Anniversary, the Index Account Option value is equal to the greater of the IOCB plus the Index Adjustment, or zero. Index Option Crediting Base. The IOCB is a component used in calculating the Index Account Option value. On the first day of the Index Account Option term, the IOCB is equal to the Premium or Contract Value allocated or transferred to the Index Account Option less the amount transferred out of the Index Account Option. During or at the end of the Index Account Option term, the IOCB is equal to the greater of the IOCB at the beginning of the Index Account Option term, reduced for any Intra-Term Performance Locks, partial withdrawals or applicable add-on benefit charges deducted from the Index Account Option during the current Index Account Option term in the same proportion that the Index Account Option value was reduced on the date of the Intra-Term Performance Lock, partial withdrawal or applicable add-on benefit charges, or zero. TRANSFERS. When transferring out of the Fixed Account Option(s), transfers may only occur on the Contract Anniversary. When transferring out of an Index Account Option, transfers may only occur on the Index Account Option Term Anniversary or upon the exercise of an Intra-Term Performance Lock. You will be sent a notice thirty (30) days prior to the Contract Anniversary and/or Index Account Option Term Anniversary. The notice will advise You of how You may obtain information on the Contract Options and current rates available to You. You may request a transfer to or from the 1-Year Fixed Account Option and to or from the Index Account Option(s). You may also request transfers among the available Index Account Options within the Index Account. A request for a transfer must be received in Good Order at the Company's Customer Care Center prior to the Contract Anniversary or Index Account Option Term Anniversary, as applicable. If no transfer request is received on or prior to the Contract Anniversary, the 1-Year Fixed Account Option value will remain in the 1-Year Fixed Account Option.

ICC24 RILA300 15 CONTRACT OPTION PROVISIONS (CONT'D) If no transfer request is received on or prior to the Index Account Option Term Anniversary, the Index Account Option value(s) will be reallocated as follows: 1. if the same Index Account Option term with the same Index, Crediting Method and negative Index Adjustment protection is available at the time and does not extend beyond the LID, the Company will renew the Index Account Option into the same Index Account Option term with the same Index, Crediting Method, and downside protection; 2. if the same Index Account Option term with the same Index, Crediting Method, and negative Index Adjustment protection is not available at the time, but the same Index and Crediting Method with greater negative Index Adjustment protection is available at the time and does not extend beyond the LID, the Company will renew the Index Account Option into the same Index Account Option term with the same Index and Crediting Method with the closest greater downside protection available for that term. 3. if the same Index Account Option term with the same Index, Crediting Method, and negative Index Adjustment protection is available at the time but extends beyond the LID, the Company will select the available Index Account Option term with the same Index, Crediting Method, and downside protection that ends closest to but before the LID; 4. if the same Index Account Option term is not available at the time but would not extend beyond the LID were it available, the Company will select the available Index Account Option term with the period closest to but less than the Index Account Option term that just ended with the same Index and Crediting Method with the closest equal or greater downside protection available for that term. If the Index or Crediting Method with equal or greater downside protection is no longer available as of the Index Account Option Term Anniversary, the Index Account Option value(s) will be reallocated to the 1-Year Fixed Account Option. Transfers into the Short Duration Fixed Account Option are only allowed in connection with an Intra-Term Performance Lock. Transfers from the Short Duration Fixed Account Option are only allowed as described in the Short Duration Fixed Account Option provision. Transfers from an Index Account Option in connection with an Intra-Term Performance Lock may occur at any time, see Intra-Term Performance Lock for details. Unless specified otherwise, transfers on a Contract Anniversary will be taken from the Index Account Option(s) that have reached their Index Account Option Term Anniversary and the Fixed Account Option(s) in proportion to their current value. The Company reserves the right to restrict or prohibit transfers from the Index Account Option to the 1-Year Fixed Account Option, at its discretion, on a non-discriminatory basis, at any time. Transfers from a Fixed Account Option will reduce the Fixed Account Value by the transfer amount requested. Transfers into a 1-Year Fixed Account Option will increase the 1-Year Fixed Account Option value by the transfer amount requested. Transfers from an Index Account Option will reduce the Index Account Option value by the transfer amount requested. Transfers into an Index Account Option will increase the Index Account Option value by the transfer amount requested.

ICC24 RILA300 16 CONTRACT OPTION PROVISIONS (CONT'D) Intra-Term Performance Lock. Prior to the Index Account Option Term Anniversary, You may elect to transfer the Interim Value of an Index Account Option into the Short Duration Fixed Account Option by requesting an Intra-Term Performance Lock subject to the following: 1. To execute an Intra-Term Performance Lock, the Owner must specify the Crediting Method, Index, Index Account Option term, Index Account Option Term Anniversary, and Index Adjustment Factor(s) of the Index Account Option(s) from which to execute the Intra-Term Performance Lock. Intra-Term Performance Lock may not be available with all Crediting Methods. See the Crediting Method Endorsements for details; 2. All Interim Value with the specified combination of Crediting Method, Index, Index Account Option term, Index Account Option Term Anniversary, and Index Adjustment Factor(s) will be subject to the Intra-Term Performance Lock. Partial Intra-Term Performance Locks for a given Crediting Method, Index, Index Account Option term, Index Account Option Term Anniversary and Index Adjustment Factor(s) will not be allowed. The Interim Value transferred to the Short Duration Fixed Account Option will be equal to the Interim Value at the end of the Business Day the request is received in Good Order at the Company's Customer Care Center. The entire Interim Value of the Index Account Option subject to the Intra-Term Performance Lock will be transferred to the Short Duration Fixed Account Option on the Intra-Term Performance Lock Date and will receive the current interest rate declared for amounts in the Short Duration Fixed Account Option as of the Intra-Term Performance Lock Date. This interest rate will be guaranteed until the next Contract Anniversary. The amounts subject to the Intra-Term Performance Lock will remain in the Short Duration Fixed Account Option until the next Contract Anniversary. Periodic Reallocation Programs. The Company may provide programs that allow You to systematically transfer amounts between the Contract Options. These programs may include rebalancing and the automatic transfer of positive Index Adjustments from the Index Account Options to the 1-Year Fixed Account Option. You may contact the Company's Customer Care Center to obtain materials and forms that describe, and are required to participate in, these programs. The Company makes no guarantee that these programs will result in a profit or protect against loss.

ICC24 RILA300 17 WITHDRAWAL PROVISIONS On or before the Income Date, You may request a total or partial withdrawal of the Contract Value by submitting a request to the Company's Customer Care Center in a form acceptable to the Company. The withdrawal will be processed after a withdrawal request is received at the Company's Customer Care Center in Good Order. No withdrawal may exceed the Withdrawal Value. TOTAL WITHDRAWAL. The Withdrawal Value for a total withdrawal from the Contract is equal to the Contract Value less any Withdrawal Charge and applicable add-on benefit charge. A total withdrawal terminates Your Contract. In no event will a total withdrawal from the Fixed Account be less than the FAMV. PARTIAL WITHDRAWAL. Any partial withdrawal may be subject to a Withdrawal Charge. At least the Minimum Contract Value remaining after a partial withdrawal, as shown on the Contract Data Pages, must remain after any partial withdrawal. Unless You request otherwise, a gross partial withdrawal will be deducted from the Fixed Account Option(s) and the Index Account Option(s) in proportion to their current values. The gross partial withdrawal will be reduced for any applicable Withdrawal Charge. If the gross amount of the partial withdrawal would reduce the Contract Value below the Minimum Contract Value remaining after a partial withdrawal, as shown on the Contract Data Pages, the Company will treat the withdrawal request as a total withdrawal and the Withdrawal Value will be paid. The amount payable as a result of the partial withdrawal will be determined at the end of the Business Day on which the Company receives Your request for withdrawal in Good Order at the Company's Customer Care Center. Partial Withdrawals will reduce each Index Account Option's IOCB in the same proportion that its Interim Value was reduced on the date of the withdrawal. Any overpayments made by the Company to You in error must be returned within thirty (30) days from the date You are notified of the overpayment, or the Company will reduce Your Contract Value for the amount of the overpayment. If the overpayment exceeds the Contract Value, You are responsible for returning the remaining portion of the overpayment to the Company. QUALIFIED PLAN CONTRACT REQUIRED MINIMUM DISTRIBUTIONS. Qualified Plan Contract RMDs are based upon Your Contract Value, the value of any applicable add-on benefits as calculated by the Company, and applicable federal tax law requirements. You may request a withdrawal for an RMD by submitting a written request to the Customer Care Center on a Company provided form.

ICC24 RILA300 18 WITHDRAWAL PROVISIONS (CONT'D) The Company will waive any Withdrawal Charge if the gross amount withdrawn does not exceed the Contract's RMD amount, as determined by the Company. However, if a gross withdrawal amount is greater than the Contract's RMD amount, as determined by the Company, the excess amount of the gross partial withdrawal is subject to a Withdrawal Charge. AUTOMATIC WITHDRAWAL. You may elect to take an automatic withdrawal by withdrawing a specific sum or a certain percentage of the Contract Value on a monthly, quarterly, semiannual, or annual basis, subject to the Minimum Partial Withdrawal amount made as a scheduled part of an automatic withdrawal program, as shown on the Contract Data Pages. Automatic withdrawals are treated as partial withdrawals and will be counted in determining the amount taken as a Free Withdrawal in any Contract Year. Automatic withdrawals in excess of the Free Withdrawal amount may be subject to Withdrawal Charges. Automatic withdrawals cease on the Income Date. WITHDRAWAL CHARGE. The Company may impose a Withdrawal Charge against certain withdrawals from the Contract. The Company will calculate Withdrawal Charges in accordance with the Withdrawal Charge Schedule shown on the Contract Data Pages. For purposes of determining the Withdrawal Charge, the Contract Value is divided into earnings and Remaining Premium, as defined in the Contract. Earnings are not subject to a Withdrawal Charge. For the sole purpose of determining the amount of the Withdrawal Charge, earnings are defined as any excess of the Contract Value over Remaining Premium. The Withdrawal Charge is equal to the applicable Withdrawal Charge Percentage applied to the gross amount of Remaining Premium withdrawn (not the net amount of Remaining Premium received by You), excluding any amount for which the Contract expressly provides for a waived, or no, Withdrawal Charge. In the event of a total withdrawal, the applicable Withdrawal Charge Percentage is applied to the full value of Remaining Premium immediately prior to the withdrawal, less any Free Withdrawal available at the time of the total withdrawal. The Withdrawal Charge reduces Remaining Premium and Contract Value. The Withdrawal Charge will be taken from the Contract Options in the same proportion as the requested withdrawal. Withdrawals will be allocated first to earnings (which may be withdrawn free of any Withdrawal Charge), if any, and second to Remaining Premium. Any portion of the Withdrawal Charge that would reduce the Fixed Account Value below the FAMV will be waived.

ICC24 RILA300 19 WITHDRAWAL PROVISIONS (CONT'D) FREE WITHDRAWAL. During each Contract Year, You may make partial withdrawals from the Contract without incurring a Withdrawal Charge. The amount of Free Withdrawal available in any Contract Year is equal to the greater of: 1. any applicable RMD less earnings; or 2. the total of: a. the Free Withdrawal Percentage, as shown on the Contract Data Pages, multiplied by the Remaining Premium at the beginning of the Contract Year that is subject to a Withdrawal Charge according to the Withdrawal Charge Schedule shown on the Contract Data Pages; less b. earnings; or 3. zero. Earnings is defined in the Withdrawal Charge provision of this Contract. The Free Withdrawal can be taken as a single withdrawal or multiple withdrawals throughout the Contract Year. The amount of Your Free Withdrawal available will vary throughout the Contract Year depending on previous withdrawals of Your Free Withdrawal amount, previous withdrawals of earnings, and the amount of earnings present at the time of the withdrawal. The amount of Your Free Withdrawal available may reduce due to withdrawals during the Contract Year. Any amount withdrawn to satisfy an RMD may reduce the amount of Your Free Withdrawal available. Free Withdrawals are subject to the provisions of Partial Withdrawals and Total Withdrawals. Amounts withdrawn under the Free Withdrawal provision reduce the Contract Value and may reduce Remaining Premium. Withdrawals during the Contract Year in excess of the Free Withdrawal may be subject to any applicable Withdrawal Charges. WAIVER OF WITHDRAWAL CHARGE DUE TO TERMINAL ILLNESS. If You are diagnosed with a terminal illness on or after the Issue Date shown on the Contract Data Pages, the Company will waive the Withdrawal Charge on the amount You withdraw from the Contract, up to the Waiver of Withdrawal Charge Due to Terminal Illness Maximum Amount shown on the Contract Data Pages. Upon Your compliance with the Claim Requirements described below, You will be eligible for this waiver on or after the Eligibility Date shown on the Contract Data Pages. All other Contract values will be reduced proportionately for the amount withdrawn. The Company will allocate the withdrawal amount to each Contract Option according to the method described in the Withdrawal Provisions. The Company will determine values at the end of the Business Day on which the Company receives the request for withdrawal in Good Order at the Company's Customer Care Center. Withdrawals under this provision may reduce Remaining Premium. This Waiver of Withdrawal Charge Due to Terminal Illness is available only once, no matter the amount withdrawn or in the circumstances of multiple medical conditions and/or Joint Owners.

ICC24 RILA300 20 WITHDRAWAL PROVISIONS (CONT'D) For the purpose of this waiver, the following definitions apply: • Immediate Family - means the individual's spouse, domestic partner, child, brother, sister, parent, or grandparent. • Physician - means an individual who is licensed to practice medicine and treat illness or injury in the state or territory where treatment is received and who is acting within the scope of his or her license. The term Physician only refers to a Physician licensed and currently practicing in the United States or its territories. The term Physician does not include: 1. an Annuitant or Joint Annuitant; 2. an Owner or Joint Owner; 3. a Beneficiary; 4. a member of the Annuitant's, Joint Annuitant's, Owner's or Joint Owner's Immediate Family. • Physician's Statement - means a written statement signed by a Physician, which: 1. provides the Physician's diagnosis of Your medical condition; and 2. declares with reasonable medical certainty and to the Company's reasonable satisfaction that notwithstanding ordinary and reasonable medical care, advice and treatment, Your medical condition will result in Your death within twelve (12) months from the date of the Physician's statement. Claim Requirements. Your request to the Company must include (1) a completed claim form, (2) Your signed release for records of all Physicians and institutions that have treated You for the medical condition You claim, and (3) a Physician's Statement to the Company's Customer Care Center in Good Order. The Company reserves the right to request additional releases for the records of any Physician and institution that has provided treatment to You. The Company will send You a form to claim the Waiver of Withdrawal Charge Due to Terminal Illness within ten (10) Business Days of the Company's receipt of Your request. If the Company fails to send the claim form within ten (10) Business Days, You will be deemed to have complied with the above claim requirements. Claim Determination. The Company reserves the right to deny Your claim if You do not satisfy the Claim Requirements. The Company will notify You if the Company denies Your waiver of Withdrawal Charge Due to Terminal Illness claim, and You will then have the opportunity to submit a standard withdrawal request subject to any applicable Withdrawal Charge. Termination of the Contract will not prejudice any payment made under the terminal illness waiver that occurred while this Contract was in force. YOU MAY OWE TAX ON WITHDRAWALS FOR TERMINAL ILLNESS. THE COMPANY ENCOURAGES YOU TO SEEK LEGAL AND/OR TAX ADVICE.

ICC24 RILA300 21 WITHDRAWAL PROVISIONS (CONT'D) WAIVER OF WITHDRAWAL CHARGE FOR EXTENDED CARE. If You are not confined in a Nursing Home or Hospital on the Issue Date shown on the Contract Data Pages and are later confined as an inpatient in a Nursing Home or Hospital for at least ninety (90) consecutive days, the Company will waive the Withdrawal Charge on the amount You withdraw from the Contract up to the Waiver of Withdrawal Charge for Extended Care maximum amount shown on the Contract Data Pages. Upon Your compliance with the Claim Requirements described below, You will be eligible for this waiver on the Eligibility Date shown on the Contract Data Pages. All other Contract values will be reduced proportionately for the amount withdrawn. The Company will allocate the withdrawal amount to each Contract Option according to the method described in the Withdrawal Provisions. The Company will determine values at the end of the Business Day on which the Company receives the request for withdrawal in Good Order at the Company's Customer Care Center. Withdrawals under this provision may reduce Remaining Premium. The availability of access to guarantees or values is not intended to provide long-term care or nursing home insurance. This Waiver of Withdrawal Charge for Extended Care is available only once, no matter the amount withdrawn or in the circumstances of multiple confinements for the same or a different medical condition and/or Joint Owners. For the purpose of this waiver, the following definitions apply: • Hospital. A facility that: 1. is located within the United States or its territories; 2. is operated pursuant to the law; 3. operates primarily for the inpatient care and treatment of sick and injured persons; 4. provides continuous twenty-four (24) hour a day nursing service by or under the supervision of a registered nurse (R.N.); 5. is supervised by a staff of licensed physicians; and 6. has its own medical and diagnostic facilities or has access to such facilities on a prearranged basis. • Immediate Family - means the individual's spouse, domestic partner, child, brother, sister, parent, or grandparent. • Medically Necessary - means consistent with Your diagnosis in accordance with accepted standards of medical practice without which Your medical condition would be adversely affected.

ICC24 RILA300 22 WITHDRAWAL PROVISIONS (CONT'D) • Nursing Home. A facility that: 1. is licensed by the appropriate governmental licensing agency as a Nursing Home in the state or territory in which it maintains such facilities; 2. is operated pursuant to the law; 3. charges patients a fee for the care provided; 4. is primarily engaged in providing nursing care (skilled, intermediate, or custodial) by or under the supervision of a licensed Physician and room and board accommodations; 5. provides continuous twenty-four (24) hour a day nursing services by or under the supervision of a registered nurse (R.N.); 6. has a licensed Physician on premises available to furnish emergency medical care; 7. maintains a daily medical record of each patient; and 8. maintains control and records of dispensed medications. • Physician - means an individual who is licensed to practice medicine and treat illness or injury in the state where treatment is received and who is acting within the scope of his or her license. The term Physician only refers to a Physician licensed and currently practicing in the United States or its territories. The term Physician does not include: 1. an Annuitant or Joint Annuitant; 2. an Owner or Joint Owner; 3. a Beneficiary; 4. a member of the Annuitant's, Joint Annuitant's, Owner's or Joint Owner's Immediate Family. • Physician's Statement - means a written statement signed by a Physician which provides the Physician's diagnosis of Your medical condition. You will be considered confined to a Nursing Home or Hospital only if Your confinement is prescribed by a Physician and Medically Necessary. Claim Requirements. Ninety (90) days after the date You become confined, You may submit a request, which must include (1) a completed claim form, (2) Your signed release for records of all Physicians and institutions that have treated You for the medical condition You claim, and (3) a Physician's Statement to the Company's Customer Care Center in Good Order. The Company reserves the right to request additional releases for the records of any Physician, Hospital and Nursing Home that has provided treatment to You. The Company will send You a form to claim the Waiver of Withdrawal Charge for Extended Care within ten (10) Business Days of the Company's receipt of Your request. If the Company fails to send the claim form within ten (10) Business Days, You will be deemed to have complied with the above claim requirements. Claim Determination. The Company reserves the right to deny Your claim if You do not satisfy the Claim Requirements. The Company will notify You if the Company denies Your waiver of Withdrawal Charge for Extended Care claim, and You will then have the opportunity to submit a standard withdrawal request, subject to any applicable Withdrawal Charge. Termination of the Contract will not prejudice any payment made under the extended care waiver that occurred while this Contract was in force. YOU MAY OWE TAX ON WITHDRAWALS FOR EXTENDED CARE. THE COMPANY ENCOURAGES YOU TO SEEK LEGAL AND/OR TAX ADVICE.

ICC24 RILA300 23 DEATH BENEFIT PROVISIONS NATURAL OWNER'S DEATH BEFORE THE INCOME DATE. Upon Your death or the death of any Joint Owner before the Income Date, the Company will pay the death benefit to the Beneficiary(ies) designated by You, subject to the following: 1. On jointly owned Contracts, upon the death of the first Joint Owner, the surviving Joint Owner becomes the Primary Beneficiary. If the surviving Joint Owner dies prior to the Income Date and prior to submitting a claim form in Good Order, any remaining death benefit will be paid to the Beneficiary(ies) in accordance with the last Beneficiary designation received by the Company in Good Order before the last Joint Owner's death; 2. On all Contracts, if no Beneficiary designation is in effect, or the designated Beneficiary(ies) have not survived the Owner, or both Joint Owners in the case of a jointly owned Contract, the death benefit shall be paid to the Owner's estate, or the estate of the last Joint Owner to die in the case of a jointly owned Contract. ANNUITANT'S DEATH BEFORE THE INCOME DATE. Upon the death of an Annuitant, who is not also an Owner, before the Income Date, the Contract remains in force and the Owner becomes the Annuitant. The Owner may designate a new Annuitant, subject to the Company's administrative rules then in effect. No death benefit is payable on the death of an Annuitant who is not also an Owner. However, if the Contract is owned by a legal entity, the death of the Annuitant (in the case of Joint Annuitants, the death of the first Annuitant) is treated as the death of the Owner for purposes of these Death Benefit Provisions, and the Company will pay the death benefit to the Beneficiary(ies) designated by the Owner, or, if no Beneficiary(ies) survive the applicable death, to the Owner. DEATH BENEFIT AMOUNT BEFORE THE INCOME DATE. The guaranteed minimum death benefit amount before the Income Date is equal to the greater of: 1. the current Contract Value; or 2. Premium paid into the Contract, less any applicable taxes, adjusted for any applicable withdrawals (including any applicable charges and adjustments for such withdrawals) incurred since the issuance of the Contract. All adjustments will occur at the time of the withdrawal. All adjustments for amounts withdrawn will reduce this item in the same proportion that the Contract Value was reduced on the date of such withdrawal.

ICC24 RILA300 24 DEATH BENEFIT PROVISIONS (CONT'D) DEATH BENEFIT PAYMENT OPTIONS BEFORE THE INCOME DATE. Unless You designated a Pre-selected Death Benefit Option, a Beneficiary entitled to the death benefit before the Income Date must request that the Company pay the death benefit according to one of the death benefit options below: Option 1 - single lump-sum payment, paid immediately upon the Company's receipt of Due Proof of the relevant death and a claim form in Good Order; Option 2 - payment of the entire death benefit distributed within five (5) years of the date of the relevant death; or Option 3 - Income Payments of the death benefit with distributions beginning within one (1) year of the date of the relevant death: (i) over the lifetime of the Beneficiary; or (ii) over a period not extending beyond the life expectancy of the Beneficiary. The Company may make available other death benefit payment options. A Beneficiary that wishes to elect payment under Option 3 must do so no later than sixty (60) days from the date the Company receives Due Proof of death in Good Order at the Company's Customer Care Center. Any portion of the death benefit not applied under Option 3 must be paid within five (5) years from the relevant death. The death benefit will remain invested in accordance with the allocation selected by You until a Death Benefit Option is selected or the Beneficiary specifies otherwise. DEATH BENEFIT PAYMENT OPTIONS FOR QUALIFIED PLANS. For Qualified Plans, the death benefit payment options may be limited under the terms of the plan endorsement in order to qualify under the Internal Revenue Code. BENEFICIARY'S ENTITLEMENT TO DEATH BENEFIT BEFORE THE INCOME DATE. The Company will pay the death benefit to Primary Beneficiaries or, if none exist, to Contingent Beneficiaries, in equal shares (the "default allocation") unless You have designated otherwise (the "designated allocation"). A Beneficiary that dies before or within ten (10) days (or different period as prescribed by applicable law) of Your death is not entitled to any death benefit. In that circumstance, the Company will pay the deceased Beneficiary's share of the death benefit to surviving Beneficiaries in the same proportion as the designated allocation or, if applicable, the default allocation. A Contingent Beneficiary has no rights unless the Contingent Beneficiary survives all Primary Beneficiaries who would have been entitled to receive payments under the Contract had they survived. If no Beneficiary survives You, the Company will pay the death benefit to Your estate.

ICC24 RILA300 25 DEATH BENEFIT PROVISIONS (CONT'D) PAYMENT OF DEATH BENEFIT. The death benefit will be determined at the time the Company has received the first Due Proof of the relevant death and a claim form in Good Order from a Beneficiary. The Company will pay the death benefit to the Beneficiary upon receipt of a request for payment with Due Proof of the relevant death in Good Order at the Company's Customer Care Center. If the Company has received Due Proof of death, the Company will calculate the share of the death benefit due to a Beneficiary using Contract values established at the end of the Business Day on the date the Company receives a claim form with a payment option elected from that Beneficiary. If the Company has not received Due Proof of death or any other required documentation, the Company will calculate the share of the death benefit due to a Beneficiary using Contract values established at the end of the Business Day on the date the Company receives any remaining required documentation. Fluctuations in index performance or Interim Value may cause the calculation of a Beneficiary's death benefit share to differ from the calculation of another Beneficiary's death benefit share. Each Beneficiary entitled to the death benefit bears the investment risk associated with amounts allocated to any Index Account Option until the Company receives that Beneficiary's claim form in Good Order at the Company's Customer Care Center and calculates their share of the death benefit. If any death benefit is due to an Owner's estate, the Company will pay the benefit in a single lump-sum payment. If a single lump-sum payment is elected by a Beneficiary, their death benefit share of the Contract will remain in force and will accrue interest until the Company first receives Due Proof of death in Good Order. After that time, the rate of interest will equal the rate of interest applicable to death benefit proceeds left on deposit with the Company on the date of Your death. If the Company does not distribute the death benefit payment within thirty (30) calendar days of the latest of the dates specified in items 1, 2, and 3 below, then beginning on the thirty-first calendar day from the latest of the dates specified in items 1, 2, and 3 below until the date the claim is paid, the death benefit will accrue additional interest at a rate of 10% annually. 1. The date the Company receives Due Proof of death; 2. the date the Company receives sufficient information to determine liability, the extent of the liability, and the appropriate payee legally entitled to the proceeds; and 3. the date that legal impediments to payment of proceeds that depend on the action of parties other than the Company are resolved and sufficient evidence of the same is provided to the Company. Legal impediments to payment include, but are not limited to, (a) the establishment of guardianships and conservatorships; (b) appointment and qualification of trustees, executors and administrators; and (c) submission of information required to satisfy state and federal reporting requirements. The Company will pay the death benefit in accordance with applicable laws and regulations governing death benefit payments and in accordance with the Company's administrative procedures.

ICC24 RILA300 26 DEATH BENEFIT PROVISIONS (CONT'D) Spousal Continuation Option Instead of Death Benefit. Unless the Contract is subject to a Pre-selected Death Benefit Option, a Joint Owner or sole Beneficiary who is the surviving spouse of the deceased Owner may elect to continue the Contract in his or her own name at an adjusted Contract Value as described below and exercise the Owner's rights under the Contract instead of taking the standard death benefit. The Spousal Continuation Option may be elected only if the Company receives the surviving spouse's claim form electing the option and Due Proof of the relevant death in Good Order at the Company's Customer Care Center while the surviving spouse is alive. The "continuation date" is the date on which the Company receives such claim form and Due Proof of death. If the Contract Value on the continuation date is less than the death benefit, the Contract Value will be increased by the difference. This increase is referred to as the spousal continuation adjustment. The Company will allocate the spousal continuation adjustment to the Short Duration Fixed Account Option until the next Contract Anniversary. The spousal continuation adjustment will have no effect on the FAMV. Withdrawal Charges will continue with the same schedule as prior to the original Owner's death. However, no Withdrawal Charge will apply to the spousal continuation adjustment. For purposes of determining the future death benefits for the surviving spouse under the continuing Contract, the Contract Value following the application of any spousal continuation adjustment will be considered the initial Premium of the continuing Contract. The Spousal Continuation Option is not available if: 1) it is on or after the Income Date, 2) the original Contract Owner is no longer the Contract Owner, 3) the Contract has been assigned, or 4) You designated a Pre-selected Death Benefit Option. The Spousal Continuation Option may be elected only once. Pre-selected Death Benefit Option. Before the Income Date, You may designate the option according to which the Company will pay the death benefit from the death benefit payment options described in the Contract, or other death benefit options made available by the Company. You may do so by submitting a designation in a form acceptable to the Company in Good Order to the Company's Customer Care Center. Pre-selected Death Benefit Options are effective only after being recorded by the Company. The Company will pay the death benefit consistent with Your Pre-selected Death Benefit Option unless the Internal Revenue Code requires otherwise, or Your election requires payment over a period that exceeds the Beneficiary's life expectancy as determined by the Company. Only You may revoke or change a Pre-selected Death Benefit Option. To do so, You must submit a request in a form acceptable to the Company to the Company's Customer Care Center. Revocations of and changes to a Pre-selected Death Benefit Option are effective only after being recorded by the Company.

ICC24 RILA300 27 INCOME PROVISIONS INCOME DATE. Income Payments begin on the Income Date. If You do not select an Income Date, the Income Date is the LID. You may change the Income Date by submitting Written Notice in Good Order to the Company's Customer Care Center at least seven (7) days before the current Income Date. The LID may be changed to a later date upon request, if the Company agrees to the change in writing. Requests to extend the LID must be submitted in writing and received by the Company's Customer Care Center at least seven (7) days before the current LID. INCOME PAYMENT. On or before the Income Date, You may elect payment in a single lump- sum. A single lump-sum payment is considered a total withdrawal and terminates the Contract. The Company will make payment to You or another payee You specify. Alternatively, You may elect an Income Option to begin on the Income Date. The Company will apply the Contract Value, less applicable taxes, less applicable add-on benefit charges, to provide You income according to Your selected Income Option. Withdrawal Charges will apply if Income Payments begin within one (1) year of the Issue Date. INCOME OPTIONS. You may elect payment as provided in Options 1, 2, 3, or 4 below. You may elect an Income Option up to thirty (30) days before the Income Date by submitting Written Notice in Good Order to the Company's Customer Care Center. The Company will make payment to You or another payee You specify. If You do not select an Income Option the Company will make payments as provided in Option 3 below, with 120 months certain. The Company will make payments monthly, quarterly, semiannually, or annually as You elect. However, if the Contract Value on the Income Date is less than $2,000, the Company may pay out the Contract Value in one (1) lump-sum payment instead of providing Income Payments according to the Income Option You elect. If the first monthly payment provided would be less than $20, the Company may make payments quarterly, semiannually, or annually to achieve an initial payment of at least $20, or the Company may pay out the Contract Value in one (1) single lump-sum payment. At the time of their commencement, Income Payments will not be less than those that would be provided by the application of an equivalent amount to purchase a single premium immediate annuity contract from the Company at purchase rates the Company offered on the Income Date to annuitants in the same class as the Annuitant. YOU MAY NOT TAKE WITHDRAWALS DURING ANY PERIOD THE COMPANY IS MAKING PAYMENTS FOR AN ANNUITANT'S LIFETIME. OPTION 1 - LIFE INCOME. A monthly payment for the Annuitant's lifetime. All payments end upon the Annuitant's death. However, in the event of the Annuitant's death before the first monthly payment, the Company will pay the amount allocated to this Income Option to You or, if You are deceased, to Your Beneficiary.

ICC24 RILA300 28 INCOME PROVISIONS (CONT'D) OPTION 2 - JOINT AND SURVIVOR INCOME. A monthly payment for the longer of the Annuitant's lifetime or that of a Joint Annuitant. Upon the occasion of the first person to die, monthly payments continue during the survivor's lifetime at either the full amount previously payable or as a percentage (either one-half or two-thirds) of the full amount, as You select at the time You elect the Income Option. All payments end upon the death of the last surviving Annuitant. However, in the event of the deaths of the Annuitant and Joint Annuitant before the first monthly payment, the Company will pay the amount allocated to this Income Option to You or, if You are deceased, Your Beneficiary. OPTION 3 - LIFE INCOME WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED. A monthly payment for the Annuitant's lifetime with the guarantee that the Company will make at least 120 or 240 monthly payments, whichever You elect, to You. If the Owner is an entity, at the Annuitant's death, if fewer than the guaranteed number of payments have been made, the remaining guaranteed payments will be made to the Owner as previously scheduled. If the Owner is the Annuitant, in the event You die before the Company makes the specified number of guaranteed payments, the Income Payments will be made to Your Beneficiary according to the terms of this Contract unless the Beneficiary elects to receive the present value of any remaining guaranteed payments in a single lump-sum payment. The present value of any remaining guaranteed payments will be based on the total Income Payments as of the date of the calculation. The Company will determine the interest rate used in this present value calculation, but in no instance will it be greater than one (1) percentage point higher than the rate used to calculate the initial Income Payment. OPTION 4 - INCOME FOR A SPECIFIED PERIOD. A monthly payment for any whole number of years ranging from 5 to 30. In the event You die before the Company makes the specified number of payments, the Income Payments will be made to Your Beneficiary according to the terms of this Contract unless the Beneficiary elects to receive the present value of any remaining guaranteed payments in a single lump-sum payment. The present value of any remaining guaranteed payments will be based on the total Income Payments as of the date of the calculation. The Company will determine the interest rate used in this present value calculation, but in no instance will it be greater than one (1) percentage point higher than the rate used to calculate the initial Income Payment. ADDITIONAL INCOME OPTIONS. The Company may make available other Income Options.

ICC24 RILA300 29 INCOME PROVISIONS (CONT'D) OWNER'S DEATH ON OR AFTER THE INCOME DATE. If any Owner, who is not also an Annuitant, dies on or after the Income Date when the Income Date is a date earlier than the Latest Income Date, any remaining Income Payments due will continue at least as rapidly as the payment method in effect as of the date of the Owner's death. After the death of the last surviving Joint Owner on or after the Income Date, any remaining Income Payments will be paid to the Beneficiary. DEATH BENEFIT AMOUNT ON THE LATEST INCOME DATE. If the Income Date is the Latest Income Date and any Owner dies on or after the Income Date, the death benefit amount is equal to the greater of zero or: 1. Premium paid into the Contract, less any applicable taxes, adjusted for any applicable withdrawals (including any applicable charges and adjustments for such withdrawals) incurred since the issuance of the Contract through the LID. All adjustments will occur at the time of the withdrawal. All adjustments for amounts withdrawn will reduce this item in the same portion that the Contract Value was reduced on the date of such withdrawal; less 2. the Contract Value on the LID. The death benefit amount will be paid at least as rapidly as the payment method in effect as of the Owner's death. ANNUITANT'S DEATH ON OR AFTER THE INCOME DATE. Upon the death of the Annuitant (and Joint Annuitant, if applicable), who is not also an Owner, on or after the Income Date, the death benefit, if any, will be as specified in the Income Option in effect. Any life-contingent Income Payments cease on the death of the Annuitant (and Joint Annuitant, if applicable). Any amounts due after an Annuitant's death will continue to be paid at least as rapidly as the payment method in effect as of the date of the Annuitant's death. Upon the death of the Annuitant (and Joint Annuitant, if applicable), who is also an Owner, on or after the Income Date when the Income Date is a date earlier than the Latest Income Date, the death benefit, if any, will be as specified in the Income Option in effect. Any life-contingent Income Payments cease on the death of the Annuitant (and Joint Annuitant, if applicable). Any amounts due after an Annuitant's death will continue to be paid at least as rapidly as the payment method in effect as of the date of the Annuitant's death. BENEFICIARY'S ENTITLEMENT TO INCOME PAYMENTS AFTER THE INCOME DATE. Upon the death of any Owner, the Company will pay any remaining Income Payments due to Primary Beneficiaries or, if none exist, to the Contingent Beneficiaries, in equal shares (the "default allocation") unless You have designated otherwise (the "designated allocation"). A Beneficiary that dies before or within ten (10) days (or different period as prescribed by applicable law) of Your death is not entitled to remaining Income Payments due; in that circumstance, the Company will pay any remaining Income Payments due the deceased Beneficiary to surviving Beneficiaries in the same proportion as the designated allocation or, if applicable, the default allocation. A Contingent Beneficiary has no rights unless the Contingent Beneficiary survives all Primary Beneficiaries who would have been entitled to receive payments under the Contract had they survived. If no Beneficiary survives You, the Company will pay remaining Income Payments to Your estate.

ICC24 RILA300 30 TERMINATION PROVISIONS This Contract terminates and all Contract benefits, including those provided by any applicable add-on benefits unless otherwise specified in the add-on benefits, will end on the earliest of: 1. the date You take a total withdrawal; 2. the date the Contract Value is reduced to zero for any reason, or; 3. the date upon which the entire interest in the Contract has been distributed. Distributions may be made in whole or in part after the Income Date, after Due Proof of the relevant death and a claim form in Good Order has been received by the Company, and/or under a supplemental contract evidencing the interest in the contract to be distributed.